                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    Schedule 13G
                                   (Rule 13d-102)

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Amendment No. 1)*



                            SangStat Medical Corporation
-------------------------------------------------------------------------------
                                  (Name of Issuer)


                                    Common Stock
-------------------------------------------------------------------------------
                           (Title of Class of Securities)


                                     801003 10
-------------------------------------------------------------------------------
                                   (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following pages)

                                 Page 1 of 14 Pages

 CUSIP NO. 801003 10                    13 G                Page 2 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Paribas U.S. Partners V.O.F.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

                         5     SOLE VOTING POWER
        NUMBER OF              0 shares
         SHARES
      BENEFICIALLY
      OWNED BY EACH
        REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               0 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                            ______

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                         /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0%

 12     TYPE OF REPORTING PERSON*
                                                                    PN

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 3 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Parvest U.S. Partners II C.V.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

                         5     SOLE VOTING POWER
        NUMBER OF              335,490 shares
         SHARES
      BENEFICIALLY
      OWNED BY EACH
        REPORTING
         PERSON
          WITH           6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               335,490 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                          335,490

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                         /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  1.7%

 12     TYPE OF REPORTING PERSON*
                                                                  PN

                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 4 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Parvest Europe Investment II C.V.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

                         5     SOLE VOTING POWER
        NUMBER OF              102,774 shares
         SHARES
      BENEFICIALLY
      OWNED BY EACH
        REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               102,774 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                         102,774

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                        /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                 0.5%

 12     TYPE OF REPORTING PERSON*
                                                                 PN

                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 5 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Tradeinvest Limited

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        British Virgin Islands

                         5     SOLE VOTING POWER
    NUMBER OF SHARES           23,809 shares

      BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY EACH            0 shares
    REPORTING PERSON
          WITH           7     SOLE DISPOSITIVE POWER
                               23,809 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                         23,809

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                       /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                 0.1%

 12     TYPE OF REPORTING PERSON*
                                                                 CO

                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 6 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Vincent R. Worms

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                         5     SOLE VOTING POWER
                               29,000 shares
        NUMBER OF
         SHARES
      BENEFICIALLY
      OWNED BY EACH
        REPORTING
         PERSON
          WITH

                         6     SHARED VOTING POWER
                               750,970

                         7     SOLE DISPOSITIVE POWER
                               29,000 shares

                         8     SHARED DISPOSITIVE POWER
                               750,970 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                        779,970

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                       /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                4.88%

 12     TYPE OF REPORTING PERSON*
                                                                IN

                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 7 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Thomas G. McKinley

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                         5     SOLE VOTING POWER
        NUMBER OF              0 shares
         SHARES
      BENEFICIALLY
      OWNED BY EACH
        REPORTING
         PERSON
          WITH
                         6     SHARED VOTING POWER
                               711,286 shares

                         7     SOLE DISPOSITIVE POWER
                               0 shares

                         8     SHARED DISPOSITIVE POWER
                               711,286 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                         711,286

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                        /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                 3.6%

 12     TYPE OF REPORTING PERSON*
                                                                 IN

                    *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 8 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        U.S. Growth Fund Partners C.V.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles

                         5     SOLE VOTING POWER
        NUMBER OF              190,001 shares
         SHARES
      BENEFICIALLY
      OWNED BY EACH
        REPORTING
         PERSON
          WITH

                         6     SHARED VOTING POWER
                               0 shares

                         7     SOLE DISPOSITIVE POWER
                               190,001 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                         190,001

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                        /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                 1.0%

 12     TYPE OF REPORTING PERSON*
                                                                 PN

                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 9 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Multinvest Limited

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherlands Antilles

                         5     SOLE VOTING POWER
        NUMBER OF              15,875 shares
         SHARES
      BENEFICIALLY
      OWNED BY EACH      6     SHARED VOTING POWER
        REPORTING              0 shares
         PERSON
          WITH

                         7     SOLE DISPOSITIVE POWER
                               15,875 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                         15,875

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                       /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                 0%

 12     TYPE OF REPORTING PERSON*
                                                                 PN

                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 10 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Partech International Salary
        Deferral Plan FBO:  Thomas G. McKinley

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                         5     SOLE VOTING POWER
        NUMBER OF              2,500 shares
         SHARES
      BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY EACH            0 shares
        REPORTING
         PERSON
          WITH           7     SOLE DISPOSITIVE POWER
                               2,500 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                           2,500

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                        /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0%

 12     TYPE OF REPORTING PERSON*
                                                                   EP

                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 801003 10                    13 G                Page 11 of 14 Pages

 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Double Black Diamond I, LLC (formerly Double Black Diamond L.P.)

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  /  /   (b)   / X /

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

        NUMBER OF        5     SOLE VOTING POWER
         SHARES                0 shares

      BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY EACH            0 shares
        REPORTING
         PERSON
          WITH

                         7     SOLE DISPOSITIVE POWER
                               0 shares

                         8     SHARED DISPOSITIVE POWER
                               0 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                        _______

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                       /  /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                _______%

 12     TYPE OF REPORTING PERSON*
                                                                PN

                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 12 of 14 Pages



               This statement amends the Statement on Schedule 13(G) filed by Paribas U.S. Partners V.O.F., Parvest U.S. Partners II C.V., Parvest Europe Investment II C.V., U.S. Growth Fund Partners C.V., Tradeinvest Limited, Multinvest Limited, Partech International Salary Deferral Plan FBO: Thomas G. McKinley, Double Black Diamond I, LLC., Vincent R. Worms and Thomas G. McKinley (collectively, the "Reporting Persons"). Only those Items as to which there has been a change of information are included in this Amendment.

ITEM 4.   OWNERSHIP


          The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

               (a)  AMOUNT BENEFICIALLY OWNED:

                    See Row 9 of cover page for each Reporting Person.

               (b)  PERCENT OF CLASS:

                    See Row 11 of cover page for each Reporting Person.

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                       (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                              See Row 5 of cover page for each Reporting Person.

                       (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                              See Row 6 of cover page for each Reporting Person.

                       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                              See Row 7 of cover page for each Reporting Person.

                       (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                              See Row 8 of cover page for each Reporting Person.

                                                          Page  13 of 14 Pages



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / X /

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

          The following have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities:
          Paribas Asset Management Par V.V.O.F.        Madeline U.S. Partners
          C.V.Thomas G. McKinley  Madeline Europe Partners C.V.  Vincent Worms

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          N/A

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                          Page 14 of 14 Pages



                                     SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998

                               /s/ Thomas G. McKinley
                               -----------------------------------------------
                               Thomas G. McKinley on behalf of Parvest U.S.
                               Partners II C.V., Parvest Europe Investments II C.V., U.S. Growth Fund Partners C.V, Axa U.S. Growth Fund LLC., Paribas U.S. Partners V.O.F. and Double Black Diamond I, LLC., in his capacity as a general partner

                               /s/ Vincent Worms
                               -----------------------------------------------
                               Vincent R. Worms on behalf of Parvest U.S.
                               Partners II C.V., Parvest Europe Investments II C.V., U.S. Growth Fund Partners C.V., Axa U.S. Growth Fund LLC, Paribas U.S.Partners V.O.F. and Double Black Diamond I, LLC, in his capacity as a general partner and Tradeinvest Limited and Multinvest Limited in his capacity as a Director